Filed pursuant to Rule 424(b)(3)

SEC File No. 333-268958

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated May 15, 2023)

Tempo Automation Holdings, Inc.

18,100,000 Shares of Common Stock Issuable Upon Exercise of Warrants

26,393,705 Shares of Common Stock

6,600,000 Warrants

5,276,018 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated May 15, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-268958). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information (other than information that is furnished and not deemed filed) contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 17, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “TMPO” and “TMPOW,” respectively. On July 14, 2023, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.3367 per share of Common Stock and $0.0331 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 17, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2023

Tempo Automation Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39406 (Commission File Number)	92-1138525 (IRS Employer Identification No.)

2460 Alameda St., San Francisco, CA (Address of principal executive offices)	94103 (Zip Code)

(415) 320-1261
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	TMPO	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	TMPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Chief Financial Officer

On and effective as of July 14, 2023, Mr. Benton resigned his position as Chief Financial Officer of Tempo Automation Holdings, Inc. (the “Company”). Mr. Benton will remain in his position as a director on the board of directors of the Company (the “Board”). Mr. Benton’s resignation as Chief Financial Officer was not related to any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

On and effective as of July 15, 2023, the Board appointed Keith Tainsky, the Company's Vice President of Finance and Business Operations, as Interim Chief Financial Officer of the Company. Mr. Tainsky, 51, will be acting as the Company’s Chief Financial Officer, effective July 15, 2023, and will serve in such capacity until a replacement for Mr. Benton has been found and commences service in such capacity. Mr. Tainsky has served as Vice President of Finance and Business Operations of the Company since November 2022. From July 2020 until the Company completed its acquisition of Tempo Automation, Inc. (“Legacy Tempo”) in November 2022, Mr. Tainsky held multiple roles, including Vice President of Finance and Information Technology and Vice President of Finance and Business Operations at Legacy Tempo. From August 2018 to May 2020, he served as Vice President Finance of Revasum, Inc., a publicly listed semiconductor capital equipment company. Prior to joining Revasum, Inc., Mr. Tainsky held several roles at Exar Corporation from 2014 to August 2018, including Vice President, Finance and subsequently Chief Financial Officer. Among other accomplishments, Mr. Tainsky led the completion of systems integration when Exar Corporation was sold to MaxLinear in 2017. Prior to joining Exar Corporation, Mr. Tainsky served as Director of Finance and Business Unit Controller for Amkor Technology, Inc., a leading provider of contract semiconductor assembly and test services and held various positions at Insight Enterprises, Inc., ASM International NV, Motorola Semiconductor, Inc. and several accounting firms. In the aggregate, Mr. Tainsky has over 30 years of experience in finance, operations and management consulting. Mr. Tainsky holds a bachelor’s degree in accounting from Northern Arizona University.

Reduction in Base Salaries

On July 15, 2023, the Board approved temporary reductions in the annual base salaries of its President and Chief Executive Officer, Joy Weiss, and Chief Technology and Manufacturing Officer, Ralph Richart. Effective July 15, 2023, the annual base salary for both Ms. Weiss and Mr. Richart will be reduced by 50%. Such reductions will remain in effect for the foreseeable future.

ITEM 8.01.	Other Events

On July 13, 2023, the Board approved a plan of termination that will result in a reduction in its workforce by 62 employees. The Company notified employees about the workforce reduction on July 14, 2023 and the reduction was completed on July 14, 2023. Following the reduction, the Company has seven employees, including Joy Weiss, President and Chief Executive Officer, and Ralph Richart, Chief Technology and Manufacturing Officer.

The Company is undertaking this workforce reduction primarily as a means of reducing overhead to better position the Company to fund its planned operations while meeting obligations as they come due. As previously disclosed, the Company has experienced negative cash flows since inception that raise substantial doubt about the Company’s ability to continue as a going concern. The Company is continuing to work to identify alternative sources of capital and means of reducing expenses that may permit the Company to continue as a going concern, including raising debt or equity capital and other alternatives. However, there is no guarantee that the Company will be able to raise additional capital, or that the plan of termination and related workface reduction will be sufficient to permit the Company to continue operations.

The Company does not expect to record material charges related to termination benefits.

Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Company’s business, including statements regarding the Company’s efforts to identify alternative sources of capital and means of reducing expenses, the effects of the Company’s workforce reduction, the reductions in salary of certain executive officers of the Company and the Company’s ability to continue operations. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. Many factors could cause actual future events to differ materially from the forward-looking statements in this report, including the risks and uncertainties described in the Company’s filings with the SEC, including its past and future periodic reports and other filings. Such factors and risks do not constitute all factors and risks that could cause actual results of the Company to be materially different from the Company’s forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of today, and the Company does not intend, and has no obligation, to update or revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report, except as required by law.

Item 9.01.	Financial Statement and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempo Automation Holdings, Inc.

Date: July 17, 2023	By:	/s/ Joy Weiss
	Name:	Joy Weiss
	Title:	President and Chief Executive Officer

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